     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1998

                                                           REGISTRATION NO.
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
               PURSUANT TO SECTION 12(B) OR (G) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                            IMS HEALTH INCORPORATED
             (Exact name of registrant as specified in its charter)
                            ------------------------

                  DELAWARE                                      06-1506026
       (State or other jurisdiction of                       (I.R.S. Employer
       incorporation or organization)                     Identification Number)

               200 NYALA FARMS
            WESTPORT, CONNECTICUT                                  06880
  (Address of principal executive offices)                      (Zip Code)

                            ------------------------

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (203) 222-4200

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                                       NAME OF EACH EXCHANGE ON WHICH
        TITLE OF EACH CLASS TO BE SO REGISTERED                        EACH CLASS IS TO BE REGISTERED
--------------------------------------------------------  --------------------------------------------------------
        Common Stock, par value $0.01 per share                           New York Stock Exchange

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                                      NONE

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
ITEM 1. BUSINESS.

    The information required by this item is contained under the sections "IMS HEALTH Business", "IMS HEALTH (Accounting Successor to Cognizant) Management's Discussion and Analysis of Financial Condition and Results of Operations", "Risk Factors--Risks Relating to IMS HEALTH and Nielsen Media Research" and "--Risks Relating to IMS HEALTH" and "Forward-Looking Statements" of, and in the Cognizant Corporation Consolidated Financial Statements in, the Information Statement dated April 22, 1998 included herewith as Exhibit 99.1 (the "Information Statement") and such sections are incorporated herein by reference.

ITEM 2. FINANCIAL INFORMATION.

    The information required by this item is contained under the sections "IMS HEALTH (Accounting Successor to Cognizant) Selected Financial Data", "IMS HEALTH (Accounting Successor to Cognizant) Management's Discussion and Analysis of Financial Condition and Results of Operations", "Risk Factors--Risks Relating to IMS HEALTH and Nielsen Media Research" and "--Risks Relating to IMS HEALTH" and "Forward-Looking Statements" of the Information Statement and such sections are incorporated herein by reference.

ITEM 3. PROPERTIES.

    The information required by this item is contained under the section "IMS HEALTH Business-- Properties" of the Information Statement and such section is incorporated herein by reference.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    The information required by this item is contained under the section "IMS HEALTH Security Ownership by Certain Beneficial Owners and Management" of the Information Statement and such section is incorporated herein by reference.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

    The information required by this item is contained under the sections "IMS HEALTH Management and Executive Compensation--IMS HEALTH Board of Directors" and "--IMS HEALTH Executive Officers" of the Information Statement and such sections are incorporated herein by reference.

ITEM 6. EXECUTIVE COMPENSATION.

    The information required by this item is contained under the section "IMS HEALTH Management and Executive Compensation" of the Information Statement and such section is incorporated herein by reference.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    The information required by this item is contained under the section "Relationship Between IMS HEALTH and Nielsen Media Research After the Distribution" of the Information Statement and such section is incorporated herein by reference.

ITEM 8. LEGAL PROCEEDINGS.

    The information required by this item is contained under the section "IMS HEALTH Business-- Legal Proceedings", "Risk Factors--Risks Relating to IMS HEALTH and Nielsen Media Research" and "--Risks Relating to IMS HEALTH" and "Forward-Looking Statements" of the Information Statement and such section is incorporated herein by reference.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

    The information required by this item is contained under the sections "The Distribution--Listing and Trading of IMS HEALTH Common Stock and Nielsen Media Research Common Stock", "Relationship

Between IMS HEALTH and Nielsen Media Research After the Distribution--Employee Benefits Agreement", "Dividend Policies", "IMS HEALTH Management and Executive Compensation" and "Description of IMS HEALTH Capital Stock" of the Information Statement and such sections are incorporated herein by reference.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

    On February 4, 1998, as part of its original incorporation, the Registrant issued 100 shares of its common stock, for a total consideration of $10,000, to Cognizant Corporation, which is and will be the Registrant's sole stockholder until the Distribution Date as defined and described in the section "The Distribution" of the Information Statement, and such section is incorporated herein by reference. Subsequent to the Distribution, Cognizant Corporation (which will change its name to Nielsen Media Research, Inc.) will hold no capital stock of the Registrant.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

    The information required by this item is contained under the section "Description of IMS HEALTH Capital Stock" of the Information Statement and such section is incorporated herein by reference, except for the information under the caption "IMS HEALTH Rights Plan", which is not incorporated by reference herein as the IMS HEALTH preferred share purchase rights and shares of Series A Junior Participating Preferred Stock described under such caption will be registered separately on a Registration Statement on Form 8-A.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The information required by this item is contained under the section "Description of IMS HEALTH Capital Stock--Indemnification and Limitation of Liability for Directors and Officers" of the Information Statement and such section is incorporated herein by reference.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

    The information required by this item is (i) identified in the sections "Index to Financial Statements-- Cognizant Corporation" and "--IMS Health Incorporated" and contained in the sections "Financial Statements--Cognizant Corporation" and "--IMS Health Incorporated" of the Information Statement and
(ii) included in the consolidated financial statements of Gartner Group, Inc. and Notes thereto for the years ended September 30, 1997, 1996 and 1995, and the related report thereon for the years ended September 30, 1997 and 1996 appearing on pages 13 to 37 of the Gartner Group, Inc. 1997 Annual Report to Shareholders filed as Exhibit 13.1 to the Gartner Group, Inc. Form 10-K for the fiscal year ended September 30, 1997 and included herewith as Exhibit 99.4. Such sections and such exhibit are incorporated herein by reference.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL MATTERS.

    None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

    (a) Financial Statements

    The information required by this item is contained in (i) the "Index to Financial Statements" on page F-1 of the Information Statement and such information is incorporated herein by reference, and (ii) Schedule II-- "Valuation and Qualifying Accounts" to this Registration Statement.

    (b) Exhibits

    The following documents are filed as exhibits hereto:

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

        3.1  Form of Restated Certificate of Incorporation of IMS Health Incorporated*

        3.2  Form of Amended and Restated By-laws of IMS Health Incorporated*

        4.1  Specimen Common Stock certificate+

       10.1  Form of Distribution Agreement between Cognizant Corporation and IMS Health Incorporated*

       10.2  Form of Tax Allocation Agreement between Cognizant Corporation and IMS Health Incorporated+

       10.3  Form of Employee Benefits Agreement between Cognizant Corporation and IMS Health Incorporated*

       10.4  Form of Intellectual Property Agreement between Cognizant Corporation and IMS Health Incorporated+

       10.5  Form of Shared Transaction Services Agreement between Cognizant Corporation and IMS Health Incorporated+

       10.6  Form of Data Services Agreement between Cognizant Corporation and IMS Health Incorporated+

       10.7  Form of Transition Services Agreement between Cognizant Corporation and IMS Health Incorporated+

       10.8  Form of Undertaking of IMS Health Incorporated+

       21    List of Subsidiaries of IMS Health Incorporated+

       27    Financial Data Schedule of IMS Health Incorporated+

       99.1  Information Statement dated April 22, 1998*

       99.2  Chairman's Letter to Stockholders of Cognizant Corporation*

       99.3  Form of Rights Agreement between IMS Health Incorporated and First Chicago Trust Company of New York, as
             Rights Agent+

       99.4  Pages 13 to 37 of the Gartner Group, Inc. 1997 Annual Report to Shareholders filed as Exhibit 13.1 to the
             Gartner Group, Inc. Form 10-K for the fiscal year ended September 30, 1997 (currently filed as Exhibit
             99.3 to the Form 10-K of Cognizant Corporation for the year ended December 31, 1997, filed February 17,
             1998, file no. 001-12275)+

       99.5  Report of Price Waterhouse LLP on consolidated financial statements of Gartner Group, Inc. for the year ended September 30, 1995+

------------------------

*   Filed herewith.

+   To be filed by amendment.

                                   SIGNATURES

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             IMS Health Incorporated

                                             By:        /s/ Kenneth S. Siegel
                                                        ------------------------------------------
                                                        Name: Kenneth S. Siegel
                                                        Title:  Senior Vice President,
                                                              General Counsel and Secretary

Date: April 22, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and the Board of Directors of Cognizant Corporation:

    Our report on the consolidated financial statements of Cognizant Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, is included in this Form 10 on page F-2 of the Information Statement. In connection with our audits of such financial statements, we have also audited the related financial statement schedule set forth on page 7 of this Form 10.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          /s/ Coopers & Lybrand L.L.P.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
February 17, 1998

                     COGNIZANT CORPORATION AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEAR ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

-------------------------------------------------------------------------------------------------------------------
                      COL. A                          COL. B       COL. C        COL. D        COL. E

-------------------------------------------------------------------------------------------------------------------
                                                                  ADDITIONS
                                                    BALANCE AT   CHARGED TO                    BALANCE
                                                     BEGINNING    COSTS AND                    AT END
                   DESCRIPTION                       OF PERIOD    EXPENSES    DEDUCTIONS(A)   OF PERIOD
--------------------------------------------------  -----------  -----------  -------------  -----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:

    For the Year Ended December 31, 1997..........   $  15,470    $     790     $   9,061     $   7,199
                                                    -----------  -----------       ------    -----------
                                                    -----------  -----------       ------    -----------

    For the Year Ended December 31, 1996..........   $  11,446    $   4,993     $     969     $  15,470
                                                    -----------  -----------       ------    -----------
                                                    -----------  -----------       ------    -----------

    For the Year Ended December 31, 1995..........   $  10,839    $   3,310     $   2,703     $  11,446
                                                    -----------  -----------       ------    -----------
                                                    -----------  -----------       ------    -----------

NOTE:

(a) Primarily represents the deconsolidation of Gartner Group and the recovery of accounts in 1997; and the charge-off of uncollectible accounts for which a reserve was provided in 1996 and 1995.